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		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

				     FORM 4

	     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
	       Section 30(f) of the Investment Company Act of 1940


____________________________________________________________________________
1.   Name and Address of Reporting Person*

Mitchell                            James                           Kenneth
____________________________________________________________________________
   (Last)                           (First)             (Middle)

9710 Scranton Rd. Ste. 100
____________________________________________________________________________
				    (Street)

San Diego                             CA             92121
____________________________________________________________________________
   (City)                           (State)              (Zip)


____________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Detwiler, Mitchell & Co.  (Nasdaq: DMCO)
____________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


____________________________________________________________________________
4.   Statement for Month/Year

09/2001
____________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Chairman and Chief Executive Officer
____________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
____________________________________________________________________________



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         Table I -- Non-Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned
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                                                                                   6.
                                          4.                          5.           Owner-
                                          Securities Acquired (A) or  Amount of    ship
                              3.          Disposed of (D)             Securities   Form:        7.
                              Transaction (Instr. 3, 4 and 5)         Beneficially Direct       Nature of
                  2.          Code        --------------------------  Owned at End (D) or       Indirect
1.                Transaction (Instr. 8)              (A)     Price   of Month     Indirect     Beneficial
Title of Security Date        ----------  Amount      or              (Instr. 3    (I)          Ownership
(Instr. 3)        (mm/dd/yy)  Code    V               (D)              and 4)      (Instr. 4)   (Instr. 4)
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Common Stock       09/17/2001    P        1,000       A       $1.65    182,507*     D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

			    (Print or Type Responses)
								       (Over)
							       SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially
            Owned (e.g., puts, calls, warrants, options, convertible securities)

=============================================================================

                                                                                                     10.
                                                                                            9.       Owner-
                                                                                            Number   ship
                                                                                            of       Form
           2.                                                                               Deriv-   of
           Conver-                 5.                              7.                       ative    Deriv-  11.
           sion                    Number of                       Title and Amount         Secur-   ative   Nature
           or                      Derivative     6.               of Underlying    8.      ities    Secur-  of
           Exer-           4.      Securities     Date             Securities       Price   Bene-    ity:    In-
           cise    3.      Trans-  Acquired (A)   Exercisable and  (Instr. 3 and 4) of      ficially Direct  direct
           Price   Trans-  action  or Disposed    Expiration Date  ---------------- Deriv-  Owned    (D) or  Bene-
1.         of      action  Code    of (D)         (Month/Day/Year)           Amount ative   at End   In-     ficial
Title of   Deriv-  Date    (Instr. (Instr. 3,     ----------------           or     Secur-  of       direct  Owner-
Derivative ative   (Month/ 8)      4 and 5)       Date     Expira-           Number ity     Month    (I)     ship
Security   Secur-  Day/    ------- -------------  Exer-    tion              of     (Instr. (Instr.  (Instr. (Instr.
(Instr. 3) ity     Year)   Code V  (A)      (D)   cisable  Date    Title     Shares 5)      4)        4)     4)
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=====================================================================================================================

Explanation of Responses: *On March 26, 2001, the Issuer effected a 1 for 4 reverse split of the Common Stock of DMCO. Past reported holdings for the reporting person were thus reduced from 726,026 shares to 181,507 shares. Such reverse split should be considered when comparing historic reports on Form 4 and Form 5 to all such reports going forward.



/s/ James K. Mitchell                                          10/04/2001
---------------------------------------------            --------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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